UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2010

Macquarie CNL Global Income Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-158478	26-4386951
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 South Orange Avenue

Orlando, Florida 32801

(Address of principal executive offices)

Registrant’s telephone number, including area code: (407) 650-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; compensatory Arrangements of Certain Officers

On September 14, 2010, Mr. Curtis B. McWilliams, the president of Macquarie CNL Global Income Trust, Inc. (the “Company”) informed the Company that, effective November 1, 2010, he has elected to retire as its president. Mr. McWilliams agreed to continue as president until the Company was able to replace him and to assist with the transition for a period of time. Effective November 1, 2010, the board of directors of the Company appointed Mr. Andrew A. Hyltin to assume the office of president of the Company, at which time he will also replace Mr. McWilliams as a member of the board of managers and as president of our advisor, Macquarie CNL Global Income Advisors, LLC. Mr. McWilliams will remain as president and assist with the transition through October 31, 2010.

Mr. Andrew A. Hyltin, 51, also serves as the chief executive officer and president of Corporate Capital Trust, Inc., a recently formed business development company currently in the process of registration for its initial public offering. Since 2009, Mr. Hyltin has held various officer positions with CNL Fund Advisors Company (“CFA”), an affiliate of CNL Financial Group, LLC, one of the Company’s sponsors, becoming CFA’s president and investment committee member in 2009 and its chief executive officer in 2010. Since 2005, Mr. Hyltin has also served as president and chief investment officer of CNL Private Equity Corp, the parent entity of CFA, responsible for the overall management of its portfolio and private offerings and alternative investments; and, he served as vice president of investments for that company from 2003 to 2005. From 2009 to 2010, Mr. Hyltin served as president to The CNL Funds, an open-end mutual fund. Mr. Hyltin has a B.A. in Finance from Texas Christian University.

In connection with his joining the Company as president, Mr. Hyltin will enter into a standard indemnification agreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 20, 2010	MACQUARIE CNL GLOBAL INCOME TRUST, INC.

	By:	/s/ Robert A. Bourne
	Name:	Robert A. Bourne
	Title:	Chief Executive Officer